Exhibit 10.1

TRANSACTION AGREEMENT

On July eighteen (18th), 2018, appeared, on the one hand ADRIAN SANTIAGO CORAL PANTOJA, of legal age, identified with identity document number 79.601.050 acting on his own representation (hereinafter “The employee”), and on the other hand, JAMES EVANS identified with Foreigner ID No. 724.447, in his capacity as legal representative of GRAN TIERRA ENERGY COLOMBIA LTD (hereinafter "The Company" or "Gran Tierra").

Using the floor, the appearing parties jointly stated:

1.	That Mr./Ms ADRIAN SANTIAGO CORAL PANTOJA started working for GRAN TIERRA with a standard indefinite term contract from August fourth (4th), 2008.

2.	That the last monthly integral salary earned by ADRIAN SANTIAGO CORAL PANTOJA amounted to FORTY AND EIGHT MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN PESOS LEGAL TENDER ($48.666.667,oo)

3.	That the work contract referred to in numeral one herein, will end, by mutual consent, on July eighteen (18th) of 2018, pursuant to the faculty set out in letter b) of article 5 of Law 50 of 1990, which Subrogated Article 61 of the Labor Code, norm and situation that Mr./Ms ADRIAN SANTIAGO CORAL PANTOJA ratifies in this procedure.

4.	Mr./Ms. ADRIAN SANTIAGO CORAL PANTOJA states, free of any constraint and voluntarily that GRAN TIERRA has paid, according to the law and as agreed between the parties, all salaries, contributions to the social security system relative to pension, health and occupational risks, social benefits, annual leave, compensatory rest and other accounts and/or contractual, legal and extralegal benefits to which he/she was entitled, all of the foregoing having been received at satisfaction by Mr./Ms. ADRIAN SANTIAGO CORAL PANTOJA and additionally points out that GRAN TIERRA made the legal final settlement of all labor obligations of ADRIAN SANTIAGO CORAL PANTOJA until the date of termination of the work contract, which is realized at entire satisfaction by the employee and will be paid under the conditions established herein, totally and timely at entire satisfaction.

5.	Notwithstanding the foregoing and in order to prevent any future claim for rights that may be uncertain and/or controversial, GRAN TIERRA offers to pay and ADRIAN SANTIAGO CORAL PANTOJA accepts to receive an amount of money to settle any uncertain rights that in the future may be claimed administratively and/or judicially, especially as to the causes, reasons and way of termination of the employment contract, discussions related to labor stability reinforced by any cause, reinstatement actions, discussions related to an eventual pre-pensioner status, people protection right actions, administrative, judicial or extrajudicial claims concerning the type of employment relationship, employer substitution, coexistence or concurrence of contracts with Gran Tierra or any filial company or branch in Colombia or abroad, or headquarter, situations related to eventual harassment at work, illness and/or accidents of common and/or occupational origin, and claims for compensation on such accounts, claims related to salary differences for promotions or temporary assignments to equal or higher rank positions, special privilege or protection for paternity, modification of contractual terms, functions or place and nature of the payments received. Thus, the parties, in a free, voluntary manner, have decided to negotiate such eventual differences for any doubtful and arguable right, the bonus for withdrawal of SIX HUNDRED THOUSAND AMERICAN DOLLARS ($ 600,000, oo USD) payable at the Colombian peso exchange rate to Colombian peso in force at July eighteen (18th), 2018. ADRIAN SANTIAGO CORAL PANTOJA hereby declares that this value will be imputable to any possible labor obligation that GRAN TIERRA may end up owing to ADRIAN SANTIAGO CORAL PANTOJA. Similarly, this transactional amount does not constitute salary for any legal or benefit purpose.

6.	That the summation of the value for legal final settlement of labor obligations and the amount by way of bonus for withdrawal referred to in the foregoing numeral, less legal and authorized discounts, all of which Mr./Ms. ADRIAN SANTIAGO CORAL PANTOJA ratifies hereby are detailed in the annex liquidation and will be paid within eight (8) business days following the date of signing of this document, to Mr/Ms. ADRIAN SANTIAGO CORAL PANTOJA through electronic transfer to his/her personal bank account registered with the Company. All of the above is accepted by Mr./Ms. ADRIAN SANTIAGO CORAL PANTOJA at entire satisfaction.

7.	By virtue of this agreement, Mr./Ms. ADRIAN SANTIAGO CORAL PANTOJA declares that GRAN TIERRA ENERGY COLOMBIA LTD. is clear with respect to any uncertain and disputable work related matters, including eventual claims related to the causes and reasons that gave rise to the termination of the work contract, as well as any claims related to the type of contract, compensation and/or transactional sum for any reason, aids, annual leave, social benefits, surcharges for supplementary work, night, Sunday and holidays work, compensatory rest, coexistence, concurrency and/or continuity of contracts, employer replacement, reinstatement actions, judicial, extrajudicial or administrative claims and/or people protection right actions, discussions related to an eventual pre-pensioned status or any type of reinforced job stability, harassment at work, illness and/or work or common accident and, in general, for any special protection to which he/she may be entitled through legal, jurisprudential or contractual means, claims for non-contractual benefits, non-contractual bonuses or aids recognized in cash or in kind to Mr./Mrs. ADRIAN SANTIAGO CORAL PANTOJA, as well as eventual differences on their salary incidence and on the benefit factor and eventual risk for late compensation.

8.	Imputability: It is expressly agreed that the sums received by Mr. Ms. ADRIAN SANTIAGO CORAL PANTOJA in this procedure will be charged in any event to any sum that GRAN TIERRA ENERGY COLOMBIA LTD. ends up owing to ADRIAN SANTIAGO CORAL PANTOJA with respect the working relationship they had.

9.	The parties hereby declare that this document is the result of the free will of the parties and that it is signed in full and absolute exercise of their legal powers, without there being any defect of consent.

10.	This agreement becomes res judicata by virtue of article 15 of the LSC as well as article 2483 et seq. of the Civil Code.

THE FORMER EMPLOYEE

/s/ Adrian Santiago Coral Pantoja
ADRIAN SANTIAGO CORAL PANTOJA
C.C. No. 79.413.444

THE FORMER EMPLOYER

/s/ James Evans
JAMES EVANS
C.E. No. 724.447

WITNESSES
/s/ Karol Barrera

/s/ Fabian Segura